EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
Streicher Mobile Fueling, Inc.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (File Nos. 333-84275, 333-79801, and 333-61764) and S-3 (File Nos.
333-30950, 333-30952, 333-84273, and 333-61762) of Streicher Mobile Fueling,
Inc. and subsidiaries, of our report dated September 30, 2003, with respect to the consolidated balance sheets of Streicher Mobile Fueling, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended June 30, 2003 and 2002, the five-month transition period ended June 30, 2001, and the year ended January 31, 2001.


KPMG LLP

Fort Lauderdale, Florida
October 3, 2003